                                                                    Exhibit 10.4

                           [OMNIS SOFTWARE INC. LOGO]

Dear Mr. Doyle:

It is my pleasure to offer you the position of Vice President of Marketing of OMNIS Software, Inc. (the "Company" or "OSI") reporting to me starting on or about April 1, 1998. Your semi-monthly salary will be $4,166.66. This is equivalent to an annual base salary of $100,000. You are also eligible for a variable compensation plan of up to 150% of your annual salary based on 125% attainment of quarterly milestones. This compensation plan is outlined in Attachment A.

You have expressly requested not to receive any Paid Time Off ("PTO") benefits. You understand and acknowledge that this agreement, with respect to the PTO benefits, overrides the Company's policy stated in the Employee Handbook.

----------
K. Doyle Initials

Upon your acceptance of the terms of this letter and Employee Agreement (Attachment A) we will recommend to the Board that you be granted non-qualified stock options of the Company's common stock, as outlined in Attachment A. These options will be granted at the fair market value of the Company's common stock as of the first board meeting following the date of your signature below.

This offer is contingent upon you presenting, in accordance with the Immigration Reform and Control Act of 1986, verification of your identity and your legal right to work in the United States. In the event that you do not possess, or are unable to obtain authorization to accept employment in the U.S., our offer of employment is withdrawn.

As a condition of your employment with OSI you will also be required to sign the enclosed Employee Agreement (Attachment A).

This letter, together with the enclosed attachments, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the President of the Company and by you.

Notwithstanding the foregoing, you are aware that employment at OMNIS Software Inc. is for no specific period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, OSI is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

I look forward to a favorable reply and welcoming you to OMNIS Software Inc.


Sincerely,                                    Accepted By:

                                              ------------------------------
                                              Kevin Doyle
Kenneth P. Holmes
President, CEO                                ------------------------------
                                              Date
Enclosures:
Attachment A
Schedule 1



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
ATTACHMENT A

                               EMPLOYEE AGREEMENT

This document defines the standard terms of employment for Kevin Doyle ("Employee") in his role as Vice President of Marketing at OMNIS Software, Inc. (the "Company" or "OSI") including the Performance Requirements and Compensation Plan for this position.

TERMS

A. COMPENSATION:

The total targeted compensation is made up of your base salary and bonus. The total targeted annual compensation at 100% of plan is $200,000, excluding any stock options.

        1. Base Salary: Your base salary is $100,000 per year, which will be paid through the regular semi-monthly company payroll at $4,166.66 per pay period.

         2. Deferred Compensation/Bonus: During the 18 months ending September 30, 1999, following the end of each fiscal quarter (June 30, September 30, December 31 and March 31 of each year) you will be paid a bonus equal to a percentage of your quarterly base salary for such preceding quarter as compensation for satisfying the criteria set forth below, provided that no bonus will be paid for any quarter in which the Company's cumulative expenses for any areas under your supervision, including North American sales and Worldwide marketing ("Managed Marketing Expenses") exceed the limits set forth below. The bonus for the quarter ending June 30, 1998, if any, will be paid in the amount of $5,000 as per standard payroll practices with the residual amount of the bonus, if any, to be paid by December 31, 1998.

         Bonus Amounts:   The quarterly bonus, if any, will be equal to:

                    (a) 150% of quarterly base salary if the Company's cumulative revenues (as recognized on the basis of U.S. generally accepted accounting principals and in conformity with the Company's revenue recognition policies) from world-wide sales of products related to the Company's OMNIS Studio product line ("Studio Revenue") as of the end of such quarter equal or exceed of 125% of target cumulative Studio Revenue for such quarter as set forth below.

                    (b) 100% of quarterly base salary if the Company's cumulative Studio Revenue as of the end of such quarter equal or exceed 100% and are less than 125% of target cumulative Studio Revenue for such quarter as set forth below.

                    (c) 50% of quarterly base salary if the Company's cumulative Studio Revenue as of the end of such quarter exceed 90% and are less than 100% of target cumulative Studio Revenue for such quarter as set forth below.

                    (d) Zero percent (0%) of quarterly base salary if the Company's cumulative Studio Revenue as of the end of such quarter equal or are less than 90% of target cumulative Studio Revenue for such quarter as set forth below.

CUMULATIVE TARGETED STUDIO REVENUE:


                               June 30         Sep. 30       Dec. 31        Mar. 31       June 30         Sep. 30
                                 1998            1998          1998           1999          1999            1999*

90% of targeted revenue     $   33,613      $  305,987     $  925,815     $1,869,809     $3,112,154      $6,128,584

100% of targeted revenue    $   37,348      $  339,986     $1,028,683     $2,077,565     $3,457,949      $6,809,538




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

125% of targeted revenue    $   46,684      $  424,982     $1,285,854     $2,596,957     $4,322,436      $8,511,923


*It is agreed that as $750,000 of projected revenue in the quarter ending September 30, 1999 includes revenue from upgrade fees for Studio 3.0. Accordingly, if that release of the product is not generally available by August 30, 1999, the revenue target in that quarter will be reduced by $750,000.

CUMULATIVE TARGETED MANAGED MARKETING EXPENSES (NOT TO EXCEED):


June 30           Sep. 30           Dec. 31          Mar. 31           June 30          Sep. 30
  1998              1998              1998             1999              1999             1999

$156,500          $443,500         $878,500         $1,123,500        $1,468,500        $1,813,500


The following table sets forth for illustration purposes the amount of Employee's bonus in each quarter if Employee obtains the indicated levels of targeted Studio Revenue.

BONUS COMPENSATION ILLUSTRATION:


                                   June 30      Sep. 30      Dec. 31      Mar. 31     June 30      Sep. 30
                                    1998         1998         1998         1999         1999        1999
% OF TARGETED STUDIO
REVENUE

@ 90% or below                           0            0            0            0            0            0

Above 90%, below 100%              $12,500      $12,500      $12,500      $12,500      $12,500      $12,500

At or Above  100%, below 125%      $25,000      $25,000      $25,000      $25,000      $25,000      $25,000

At 125% or above                   $37,500      $37,500      $37,500      $37,500      $37,500      $37,500


         3.  Stock Compensation:

Upon signing this agreement, the President of the Company will recommend to the Board of Directors of OMNIS Technology Corporation that you be granted non-qualified options (the "Options") to purchase 300,000 shares of OMNIS Technology Corporation's common stock. These options will be granted at the fair market value of the Company's common stock as of the date of the first board meeting following the date of your signature below and on all enclosed contracts. These options will vest 100% at the end of 6 years from the date hereof provided you continuously serve as an employee of the Company during such period, except as provided below. The terms of this option grant will be set forth in an option agreement dated the date of such grant, which option agreement will controls the terms of the option grant.

ACCELERATION OF OPTIONS

Based on the average closing sale price of OMNIS Technology Corporation's common stock for the ten trading days ending on September 30, 1999, the vesting of some or all of the Options may accelerate and will vest immediately as per the Acceleration Schedule below. Options whose vesting is not so accelerated at September 30, 1999 will continue to vest in accordance with the vesting schedule described above so long as Employee continues to be an employee of the Company. In no event will your options continue to vest past September 30, 1999 if you are no longer an employee of OSI. If Employee's employment with the Company is terminated for Cause (as defined below) or Employee terminates his employment with the Company for any reason, Employee will have the standard period of time to exercise your vested options as per the Company's Stock Option Plan, if any, and, if such termination occurs prior to September 30, 1999, all vesting of the Options will terminate and no acceleration of vesting of the Options will occur. If the Company terminates the Employee's employment for any reason other than Cause, Employee's Options may vest pursuant to the Acceleration Schedule below on September 30, 1999.



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
Any Options not accelerated on September 30, 1999 pursuant to the Acceleration Schedule below will expire as per the standard stock option plan guidelines if Employee is no longer an employee of OSI.

If OMNIS Technology Corporation merges or is acquired prior to September 30, 1999 and (I) Employee is an employee of the Company on the date of such merger or acquisition and (II) the result of which is the owners of OMNIS Technology Corporation's outstanding common stock immediately prior to such transaction own less than 50% of the shares of the resulting corporation following such transaction, then Employee's options may accelerate as per the Acceleration Schedule below based upon the per share price of OMNIS Technology Corporation's Common Stock price on the date immediately prior to the date of such acquisition or merger.

If OSI merges or is acquired after September 30, 1999 no Options shall accelerate under the Acceleration Schedule below.

ACCELERATION SCHEDULE
The acceleration of options, if any, will occur as follows on September 30, 1999.


OMNIS Technology Corporation                     Number of Shares Fully
per share Stock Price*                     Vested on September 30, 1999
----------------------                     ----------------------------

              $18                                          300,000
              $15                                          225,000
              $12                                          150,000
              $ 9                                          114,000
              $ 6                                           75,000


*As adjusted for any stock splits, stock dividends, recapitalization or similar events.


B. Termination

         1. AT WILL EMPLOYMENT. EMPLOYEE UNDERSTANDS AND ACKNOWLEDGES THAT EMPLOYMENT WITH OSI IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES "AT-WILL" EMPLOYMENT. EMPLOYEE ALSO UNDERSTANDS THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY THE PRESIDENT OF OSI. EMPLOYEE ACKNOWLEDGES THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF OSI OR EMPLOYEE, WITH OR WITHOUT NOTICE.


         2.  TERMINATION FOR CAUSE.

Employee agrees that the Company may at its option terminate his employment immediately and without prior notice for any of the following reasons ("Cause"):

                (i) theft, dishonesty, or falsification of any employment or Company, its subsidiaries or affiliates' records; or

                (ii) improper disclosure of the Company, its subsidiaries or affiliates' confidential or proprietary information; or

                (iii) any intentional act by Employee which causes loss, damage, or injury to the Company, its subsidiaries or affiliates' property, reputation, employees, or business; or



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
                (iv) Employee's failure to perform to the minimum standards of a written plan mutually agreed upon by employee and the Company, as stated below under Minimum Plan, provided such failure is not cured within thirty (30) days following written notice of such failure from the Company; or

                (v) any material breach of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from the Company; or

                (vi) failure to comply with Company's policies as stated in the OMNIS Software Employee Handbook; or

                (vii) engaging in any employment, occupation, consulting or other business activity directly related to the business in which OSI is now involved or becomes involved during the term of your employment. All such activity that exists as of the date of this Agreement may remain in force, but no additional activity may be entered into. All such existing activity must be disclosed on Schedule 1 hereto; or

                (viii) cumulative Managed Marketing Expenses at the end of any quarter exceed the limits for such quarter set forth above without the prior written approval by the CFO of OSI.


MINIMUM PLAN:

For purposes of this Agreement, the Minimum Plan referred to in paragraph (iv) above is as follows:

                Through March 31, 1999:

                (a) $1.3 million in cumulative world-wide Studio Revenue for the period ending March 31, 1999,; and


                Through September 30, 1999:

                (a) $4.1 million in total world-wide Studio Revenue for the period ending September 30, 1999; and



C.  Other Terms

         1. Expenses. All expenses must be approved in writing in advance by the CFO of OMNIS Software Inc. Upon approval employee must then provide documented proof of all said incurred expenses.

         2. Assistance. OSI shall provide Employee with access, information and assistance reasonably requested by Employee to permit Employee to perform its obligations under this Agreement.



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
3.  Proprietary Information and Inventions.

        (a) "Confidential Information" means any OSI software source code (human readable), proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by OSI either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment.

        (b) Employee shall not, during or subsequent to employment at OSI, use OSI's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of OSI or disclose OSI's Confidential Information to any third party, and it is understood that said Confidential Information shall remain the sole property of OSI. Employee further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Employee at the time of disclosure to Employee by OSI as evidenced by written records of Employee, (ii) has become publicly known and made generally available through no wrongful act of Employee, or (iii) has been rightfully received by Employee from a third party who is authorized to make such disclosure. Without OSI's prior written approval, Employee will not directly or indirectly disclose to anyone the existence of this Agreement or the material terms of this arrangement with OSI.

        (c) Employee agrees that Employee will not, during the term of employment at OSI, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee in confidence, if any, and that Employee will not bring onto the premises of OSI any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

        (d) Employee will indemnify OSI and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys' fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from OSI's use of the work product of Employee under this Agreement.

        (e) Employee recognizes that OSI has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on OSI's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes OSI and such third parties, during the term of employment at OSI and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for OSI consistent with OSI's agreement with such third party.


        (f) Employee agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets as well as all derivations and modifications thereof or thereto (collectively, "Inventions") conceived, made or discovered by Employee, solely or in collaboration with others, in performing the Services hereunder, as well as all intellectual property rights therein and thereto, are the sole property of OSI; provided, however, that Employee hereby retains ownership of any copyrightable material made in performing the Services hereunder that is a derivative work of copyrightable material that is owned by Employee as of the date of employment at OSI, and all intellectual property rights therein and thereto. Employee further agrees to assign (or cause to be assigned) and does hereby assign fully to OSI all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

        (g) Employee agrees to assist OSI, or its designee, at OSI's expense, in every proper way to secure OSI's rights in the Inventions assigned to OSI and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to OSI of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which OSI shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to OSI, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Employee further agrees that Employee's obligation to execute or cause to be executed, when it is in Employee's power to do so, any such instrument or papers shall continue after the termination of employment at OSI. Employee shall execute an assignment of Copyright.

        (h) Employee agrees that if in the course of performing the Services, Employee incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Employee or in which Employee has an interest (whether made prior to the date of employment at OSI), OSI is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use, license and sell such item as part of or in connection with such Invention, as required in the performance of OSI's obligations to the OSI customer for whom the particular Services provided hereunder are being performed.

        (I) Employee shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any invention without OSI' prior written permission.

        (j) Employee agrees that if OSI is unable because of Employee's unavailability, dissolution, incapacity, or for any other reason, to secure a signature by or on behalf of Employee to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to OSI above, then Employee hereby irrevocably designates and appoints OSI and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and on Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Employee.

        (k) Employee hereby waives any and all moral rights, including the right to identification of authorship or limitation on subsequent modification, that Employee (or its employees) has or may have in any materials or other deliverables assigned to OSI hereunder.

        (l) Upon the termination of employment, or upon OSI's earlier request, Employee will deliver to OSI in a timely manner all of OSI's property and/or Confidential Information in tangible form that Employee may have in Employee's possession or control. In the event of Employee's incapacity that causes Employee to be unable to act further as an employee, any materials that have been received or prepared by Employee pursuant to this Agreement and are in Employee's possession shall be delivered to OSI by Employee's representative.

        (m) Employee certifies that Employee has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would adversely affect Employee's performance hereunder and further certifies that Employee will not enter into any such conflicting Agreement during the term of employment at OSI.

        4. Loyalty and Non-Competition. You agree that, during the term of your employment with OSI, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which OSI is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to OSI. All such activity that exists as of the date of this Agreement may remain in force, but no additional activity may be entered into. All such existing activity must be disclosed on Attachment Schedule 1 hereto.

        5. Non-Solicitation. During the term of employment and for a period of twelve (12) months following its termination, Employee shall not solicit other than for OSI the business of any of OSI's customers or prospects for which it may have provided services directly or indirectly under this Agreement without the prior written consent of OSI, such consent not to be unreasonably withheld. In addition, during Employee's employment by the Company and for a period of twelve (12) months following the termination of Employee's employment with the Company, Employee agrees not to hire or attempt to hire any employees of the Company.

        6. Equipment. OSI understands that effective communication and computer equipment is essential to the performance of the Employee. OSI agrees that Employee will have a reasonable budget allocated for such expenses.



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
        7. Records. Employee shall maintain and make available to OSI upon reasonable request reasonably detailed records related to progress and the expenditure of time and materials and other costs. In addition, Employee agrees that it will from time to time during the term of employment keep OSI advised as to Employee's progress in completion of setforth goals.

         8. Qualifications of Employee. Employee hereby represents and warrants that Employee has the expertise to perform the services contemplated herein. Employee shall perform the services in a diligent manner using reasonable professional skill and care.

         9. Disputes. In the event of any dispute or claim relating to or arising out of our employment relationship, Employee and OSI agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by arbitration held in San Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including section 1283.05, (the "Rules") and pursuant to California law. A copy of the Rules is available for review prior to signing this Agreement. Employee understands that by signing this Agreement, employee is consenting to waive the right to a jury trial for any claims or disputes arising from employment with OSI. Each party agrees to bear the cost of its own attorneys' fees. Employee also understands that each party's promise to resolve claims through arbitration in accordance with the terms of this Agreement, rather than through the courts, is consideration for the other party's like promise. Employee also understands that the offer of employment with the Company is consideration for the promise to arbitrate claims.

         10. Governing Law. This Agreement will be governed by the laws of the State of California. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there by the Company arising from or relating to this Agreement or to the employment relationship.

         11. Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding between the Company and employee relating to the subject matter herein and supersedes all prior discussions. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in employee's duties, salary or compensation will not affect the validity or scope of this Agreement.

         12. Successors and Assigns. This Agreement is binding on and inures to the benefit of the parties and their heirs, successors, assigns and personal representatives.

         13. Severability. If any provisions of this Agreement is voided by a court, the remaining provisions shall remain in full force and effect.

To indicate your acceptance of this Employee Agreement please sign and date in the space provided below.



         In Witness Whereof, the parties hereby agree to the terms of this Employment Agreement as of the last date set forth below.



EMPLOYEE                                        OMNIS SOFTWARE INC.


-----------------------------------         --------------------------------
Kevin Doyle                                     Kenneth P. Holmes
                                                President, CEO

-----------------------------------         --------------------------------
Date                                            Date


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